Exhibit 10.9

AMENDMENT NO. 1 to SEVERANCE AGREEMENT

          This Amendment No. 1 (the “Amendment”) to the Severance Agreement dated as of July14, 2009 (the “Agreement”) between TheStreet.com, Inc., a Delaware corporation (the “Company”) and Gregory E. Barton (“Barton”) is entered into by the parties as of March 28, 2011.

          Pursuant to this Amendment, the parties hereby agree to amend the Agreement, with such amendments becoming effective May 16, 2011, as follows:

1.	Section 1(a) of the Agreement hereby is deleted in its entirety and replaced with the following:

“(a) In the event that the Company (or Successor (as defined below), if applicable) terminates Barton’s employment with the Company (or Successor, as applicable) without Cause or Barton voluntarily terminates his employment with the Company (or Successor, if applicable) for Good Reason, in either case on or before July 14, 2014, then the Company (or Successor, if applicable) shall (i) pay Barton an amount equal to six (6) months of Barton’s base salary (at the annual rate in effect immediately prior to termination, excluding any reduction that would constitute grounds for Barton to terminate his employment with Good Reason); and (ii) pay on Barton’s behalf (for a period of six (6) months or such lesser period as Barton may elect) the full cost of premiums for continuation of any benefits that Barton is eligible under COBRA to elect to (and does elect to) continue.”

2.	Section 1(b) of the Agreement hereby is deleted in its entirety and replaced with the following:

“(b) For purposes of this Agreement, (i) “Cause” shall have the same meaning ascribed to such term in the Letter; (ii) “Good Reason” shall have the same meaning ascribed to such term in the Letter; and (iii) “Successor” shall mean any person or entity that acquires all or substantially all of the Company’s assets or into which the Company is merged or combined with the Company ceasing to exist (or the successor to any such entity, whether by merger, assignment or otherwise).”

3.	Section 1(c) of the Agreement hereby is deleted in its entirety.

4.	Section 1(d) of the Agreement hereby is amended to replace the phrase “Section 1(a) or Section 1(b)” with the phrase “Section 1(a)(i)”.

5.	Section 13 of the Agreement hereby is amended to delete the phrase “, except as specified in Section 1(c),”.

6.

Section 1(a) of Exhibit A to the Agreement hereby is amended to add the following to the end of the last sentence: “, or (vi) any rights under or in respect of any of (A) the agreements dated as of July 14, 2009 and March 28, 2011, respectively, related to the grants of restricted stock units, (B) the agreement dated as of March 28, 2011 related to the grant of stock options or (C) any written agreements that may be executed by the parties after March 28, 2011 (collectively, the “Applicable Agreements”).”

7.	Section 1(c) of Exhibit A to the Agreement hereby is amended to add the following to the end of the last sentence: “or any other Applicable Agreements.”

8.	Except as expressly set forth above, the Agreement remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THESTREET.COM, INC.

By:

Name:	Gregory Barton

Title:

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